FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207567-02

Sent:  Tuesday, April 26, 2016 12:49 PM

Subject:  CFCRE 2016-C4 *NEW ISSUE CMBS ANNOUNCEMENT* PUBLIC

CFCRE 2016-C4 - NEW ISSUE CMBS

$726.573MM NEW ISSUE CMBS **PUBLIC OFFERING**

JOINT BOOKRUNNERS & CO-LEAD MANAGERS:  CANTOR FITZGERALD & SOCIETE GENERALE

CO-MANAGERS:  CASTLE OAK, CITIGROUP & GOLDMAN SACHS

RATING AGENCIES:  FITCH, KBRA & MOODY'S

**PUBLIC OFFERED CERTIFICATES**

CLASS	RATING (F/K/M)	SIZE ($MM)	C/E	WAL	LTV	DY
A-1	AAAsf/AAA(sf)/Aaa(sf)	32.507	30.000%	2.50	46.1%	15.1%
A-2	AAAsf/AAA(sf)/Aaa(sf)	24.787	30.000%	4.84	46.1%	15.1%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	46.464	30.000%	7.22	46.1%	15.1%
A-3	AAAsf/AAA(sf)/Aaa(sf)	200.000	30.000%	9.49	46.1%	15.1%
A-4	AAAsf/AAA(sf)/Aaa(sf)	230.220	30.000%	9.68	46.1%	15.1%
A-HR	AAAsf/AAA(sf)/Aaa(sf)	54.000	30.000%	7.94	46.1%	15.1%
A-M	AAAsf/AAA(sf)/Aa3(sf)	62.997	22.500%	9.81	51.0%	13.7%
B	AA-sf/AA(sf)/NR	37.799	18.000%	9.87	54.0%	12.9%
C	A-sf/A(sf)/NR	37.799	13.500%	9.89	56.9%	12.3%

**PRIVATE CERTIFICATES**
D	BBB-sf/BBB-(sf)/NR	45.148	8.125%	9.98	60.5%	11.5%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$839,968,889
NUMBER OF LOANS:	50
NUMBER OF PROPERTIES:	154
WA CUT-OFF LTV:	65.8%
WA BALLOON LTV:	58.0%
WA U/W NCF DSCR:	1.66x
WA U/W NOI DEBT YIELD:	10.6%
WA MORTGAGE RATE:	4.9073%
TOP TEN LOANS %:	47.8%
WA REM TERM TO MATURITY (MOS):	114
WA REM AMORTIZATION TERM (MOS):	343
WA SEASONING (MOS):	4

LOAN SELLERS:	CCRE (73.0%), BSP (16.0%), SG (11.0%)

PROPERTY TYPES:	OFFICE (23.1%), RETAIL (18.4%), HOSPITALITY (16.6%), MIXED USE (12.6%), MULTIFAMILY (11.8%), OTHER (8.4%), INDUSTRIAL (4.8%), MANUFACTURED HOUSING COMMUNITY (3.5%), SELF STORAGE (0.7%)

TOP 5 STATES:	CA (11%), NY (9.3%), VA (9.0%), OH (7.0%), MO (6.8%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC
OPERATING ADVISOR:	PARK BRIDGE LENDER SERVICES, LLC
DIRECTING HOLDER:	RREF III DEBT AIV, LP OR ANOTHER AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC
TRUSTEE:	U.S. BANK NATIONAL ASSOCIATION

ANTICIPATED TIMING
TERM SHEET & ANNEX A-1:	ATTACHED
RED:	TOMORROW (4/27)
THIRD PARTY SYSTEMS:	TOMORROW (4/27)
PRE-RECOREDED INVESTOR CALL:	TOMORROW (4/27)
PRE-SALE REPORTS:	THIS WEEK
ANTICIPATED PRICING:	WEEK OF MAY 2ND
ANTICIPATED SETTLEMENT:	MAY 18, 2016

ROADSHOW
HARTFORD BREAKFAST:	WED (4/27) @ 8:30 AM EST, MAX'S DOWNTOWN
BOSTON LUNCH:	WED (4/27) @ 12:00 PM EST, THE PALM
MINNEAPOLIS BREAKFAST:	THUR (4/28) @ 7:30 AM CT, THE GRAND HOTEL
MEETINGS CALLS:	AVAILABLE UPON REQUEST (CONTACT SALES COVERAGE)

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-207567) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-212-915-1700 or by email to the following address: legal@ccre.com. The offered certificates referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

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